AIFU Inc.

CERTIFICATE NUMBER

SHARES

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

PAR VALUE $0.4
CLASS A ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE CLASS A ORDINARY SHARES PAR VALUE OF $0.4 EACH OF

AIFU INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Mingxiu Luan
MINGXIU LUAN
CEO

Huaguang Huang
HUANGUANG HUANG
CFO



AIFU INC.
Corporate
Seal
CAYMAN ISLANDS

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112